FIRST AMENDMENT TO THE EXECUTIVE EMPLOYMENT AGREEMENT
    This First Amendment (the “First Amendment”) to the Executive Employment Agreement, which was entered into by the parties hereto on March 12, 2019 (the “Agreement”) is made and entered into on this 3rd day of November, 2023, by and between Louis V. Pinkham (the “Executive”) and Regal Rexnord Corporation, a Wisconsin corporation (along with any successor thereto, the “Company”).
    WHEREAS, the Company has adopted the Regal Rexnord Corporation Executive Severance Policy (the “Severance Policy”), and in connection therewith, the Executive has executed a KEESA Termination Agreement which terminates his Key Executive Employment and Severance Agreement (the “KEESA”); and
    WHEREAS, the Executive and the Company desire to amend the Agreement to eliminate all references to the KEESA and to provide for coordination between the provisions of the Agreement and the Severance Policy.
    NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, the parties agree as follows:
1.Section 1.4 (Coordination with KEESA) is deleted in its entirety.
2.Section 4 (Termination of Employment) is deleted in its entirety and replaced with the following:
    4.    Termination of Employment. The procedures for the termination of the Employment Term and Executive’s employment hereunder, and the benefits that Executive may receive upon such termination, shall be governed by the Company’s Executive Severance Policy.
3.Section 8 is amended by deleting the final four sentences therein and replacing them with the following:
Whether the dispute is to be settled by arbitration or litigation, the venue for the arbitration or litigation shall be Milwaukee, Wisconsin. In any arbitration, the arbitrator(s) shall prepare a written decision explaining in reasonable detail the basis for any award, and judgement upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Pending resolution of any dispute, the Executive (and his beneficiaries) shall continue to receive all payments and benefits due under this Agreement or otherwise that are not subject to a good faith dispute. At the conclusion of such arbitration or litigation the Company shall promptly reimburse the Executive for any expenses incurred by him in such arbitration or litigation (including, without limitation, attorney’s fees and other necessary costs and disbursements incurred by him in connection with the proceeding), to the extent that the Executive is ultimately determined to have substantially prevailed with respect to a disputed claim.
4.Section 10 is amended by deleting the last two sentences therein in their entirety.
IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date first above written.

4855-0292-3914.4

REGAL REXNORD CORPORATION
By:
Name: Thomas E. Valentyn
Title: Executive Vice President, General Counsel and Secretary

EXECUTIVE

Louis V. Pinkham

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4855-0292-3914.4